SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

(  )  Preliminary Proxy Statement   (  ) Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
(X)   Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       INTELIDATA TECHNOLOGIES CORPORATION
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)   No fee required.

(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)   Proposed maximum aggregate value of transaction:
      (5)   Total fee paid:

(  )  Fee paid previously with preliminary materials:

(  )  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule, or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

                                     April 24, 1997



Dear Stockholder:

     We cordially invite you to attend the Annual Meeting of Stockholders of InteliData Technologies Corporation to be held on Wednesday, May 21, 1997 at 9:00 a.m. at the Days Inn located at 2200 Centreville Road, Herndon, Virginia 20170. Enclosed are a proxy statement and a form of proxy.

     At this meeting we will ask the Stockholders: (i) to elect two Class I Directors to serve until the 2000 Annual Meeting; and (ii) to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1997.

     We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                     Sincerely,



                                     William F. Gorog
                                     Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1997

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of InteliData Technologies Corporation (the "Company") will be held on Wednesday, May 21, 1997 at the Days Inn, 2200 Centreville Road, Herndon, Virginia 20170 at 9:00 a.m. local time, for the following purposes:

1.   To elect two Class I members of the Board of Directors (Proposal 1);

2. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Company for the year ending December 31, 1997 (Proposal 2); and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on April 1, 1997, the record date fixed by the Company's Board of Directors, are entitled to notice of and to vote at the Annual Meeting.

                                     By Order of the Board of Directors,


                                     Albert N. Wergley
                                     Vice President and Secretary

Herndon, Virginia
April 24, 1997


         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                       INTELIDATA TECHNOLOGIES CORPORATION
                        13100 Worldgate Drive, Suite 600
                             Herndon, Virginia 20170

                                 PROXY STATEMENT
                     For the Annual Meeting of Stockholders
                             to be held May 21, 1997


                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of InteliData Technologies Corporation ("InteliData" or the "Company") of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the Days Inn, 2200 Centreville Road, Herndon, Virginia 20170, at 9:00 a.m. on Wednesday, May 21, 1997, and at any adjournment thereof. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person, or by giving notice of revocation to the Company's Secretary.

     The Annual Meeting has been called for the following purposes: (1) to elect two Class I members of the Board of Directors; (2) to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors to audit the financial statements of the Company for fiscal year 1997; and (3) to transact such other business as may properly come before the meeting or any adjournment thereof. Only holders of record of the Company's Common Stock at the close of business on April 1, 1997, the record date fixed by the Company's Board of Directors, are entitled to notice of and to vote at the Annual Meeting. This proxy statement and the attached form of proxy are first being sent or given to stockholders on or about April 24, 1997.

     If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked therein. Executed but unmarked proxies will be voted FOR the election of the Company's two nominees to the Board of Directors and FOR the ratification of Deloitte & Touche LLP as the Company's auditors.

     The Company's capital stock consists of a single class of Common Stock, par value $0.001 per share, of which 31,831,850 shares were outstanding and entitled to vote at the close of business on April 1, 1997.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to approve each proposal, other than the election of directors which requires a plurality of the shares voted affirmatively or negatively at the Annual Meeting. With respect to the tabulation of votes on any matter, abstentions are treated as votes against a proposal, while broker non-votes have no effect on the vote.

     A copy of the annual report to stockholders for the fiscal year ended December 31, 1996 accompanies this Proxy Statement, but does not constitute a part hereof. The Company is required to file an annual report on Form 10-K for its 1996 fiscal year with the Securities and Exchange Commission ("SEC"). Stockholders may obtain, free of charge, a copy of the Form 10-K by writing:
InteliData Technologies Corporation, 13100 Worldgate Drive, Suite 600, Herndon, Virginia 20170, Attention: Investor Relations.

     On November 7, 1996, US Order, Inc. ("US Order") and Colonial Data Technologies Corp. ("Colonial Data") merged into InteliData (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of August 5, 1996 (the "Merger Agreement"). In the Merger, each common stockholder of US Order or of Colonial Data received one share of the Company's common stock for each share of US Order or Colonial Data common stock held. The Company also assumed certain of US Order's and Colonial Data's employee benefit and stock incentive plans. Where information is provided as of a date or period prior to November 7, 1996, such information is provided with respect to US Order or Colonial Data, as appropriate.

     The Merger Agreement also provides that between six and nine months from the date of the Merger, there would be a management succession in which Robert
J. Schock would step down as the Company's Chief Executive Officer and that John
C. Backus, Jr., the Company's President and Chief Operating Officer, would become Chief Executive Officer. In accordance with the Merger Agreement, this succession would occur between May and August, 1997.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of April 1, 1997, regarding beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each director and each nominee for election as a director of the Company, (iii) each executive officer named in the Summary Compensation Table (the "Named Executive Officers") set forth in this Proxy Statement, and
(iv) all current directors and executive officers of the Company as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon the Company's records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to the Company by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown. Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of securities, and investment power is the power to dispose of or direct the disposition of securities. Securities as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

                            OWNERSHIP OF COMMON STOCK

Name of Stockholder                              Beneficial Ownership
-------------------                        --------------------------------
                                           Number of
                                            Shares                  Percent
                                            ------                  -------

WorldCorp, Inc.                            9,179,273 <F1>           28.8%
     13873 Park Center Road
     Suite 490
     Herndon, Virginia 22071
Morgan Stanley Group Inc.                  1,791,950 <F2>            5.6%
     1585 Broadway
     New York, New York  10036
John C. Backus, Jr.                          771,104 <F3>            2.4%
Robert J. Schock                             710,515 <F4>            2.2%
William F. Gorog                             481,212 <F5>            1.5%
Timothy R. Welles                             60,000 <F6>            *
Walter M. Fiederowicz                         50,916 <F7>            *
Patrick F. Graham                             14,248 <F8>            *
Joseph E. Smith                               13,174 <F9>            *
T. Coleman Andrews, III                       11,500 <F10>           *
L. William Seidman                             8,916 <F11>           *
Wesley C. Tallman                                --                  *
Directors and Executive Officers
   as a Group (12 persons)                 2,144,166 <F12>           6.5%

---------------
<F1> Consists of shares  owned by  WorldCorp  Investments,  Inc., a wholly owned subsidiary of WorldCorp.
<F2> As reported in the Schedule 13G filed with the SEC with  information  as of
     December 31, 1996, includes shares held in accounts managed by Morgan Stanley Asset Management Limited, a wholly owned subsidiary of Morgan Stanley Group Inc.
<F3> Includes  712,494  shares of Common  Stock  issuable  upon the  exercise of options and options to purchase 23,610 shares transferred by Mr. Backus to an irrevocable trust for the benefit of his son, John C. Backus, III.
<F4> Includes  185,295  shares  held by his wife as to which Mr.  Schock  may be deemed to share voting and investment power. Mr. Schock disclaims beneficial ownership of such shares held by his wife.
<F5> Includes  400,000  shares of Common  Stock  issuable  upon the  exercise of options and 10,000 shares held by Mr. Gorog's wife. Does not include 10,000 shares held by a foundation trust for which Mr. Gorog is trustee. Mr. Gorog disclaims beneficial ownership of such shares held by his wife and by the trust.
<F6> Includes  10,000  shares of Common  Stock  issuable  upon the  exercise  of options.
<F7> Includes  50,916  shares of Common  Stock  held by his wife as to which Mr.
     Fiederowicz may be deemed to share voting and investment power. Mr. Fiederowicz disclaims beneficial ownership of such shares held by his wife.

                                     (Footnotes continued on the following page)

<F8> Includes  13,748  shares of Common  Stock  issuable  upon the  exercise  of options.
<F9> Includes  12,665  shares of Common  Stock  issuable  upon the  exercise  of options.
<F10>Does not include  9,179,273  shares of Common  Stock  beneficially  held by
     WorldCorp, of which Mr. Andrews serves as chairman. Mr. Andrews disclaims beneficial ownership of such shares.
<F11>Includes  7,916  shares of  Common  Stock  issuable  upon the  exercise  of options.
<F12>Includes  1,202,014  shares of Common Stock  issuable  upon the exercise of options.

  *  Less than 1%.


                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes as nearly equal in number as possible. The term of Class I directors expires in 1997, the term of Class II directors expires in 1998, and the term of Class III directors expires in 1999. Directors elected at the Annual Meeting will hold office for a three-year term expiring in 2000 or until their successors are elected and qualified. The other directors will continue in office for the remainder of their terms as indicated below. The Executive Committee has recommended two nominees for a new three-year term in Class I. No arrangement or understanding exists with respect to the manner which the Board, at its discretion, may fill any remaining vacancy being created or any other vacancies that may occur during the year. Unless authority so to vote is withheld, proxies received pursuant to this solicitation will be voted for the election of the three nominees named below. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors. The election of each nominee requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2000

      William F. Gorog, age 71, has served as Chairman of the Board of Directors of the Company since the Merger. Mr. Gorog was the founder of US Order and had served as its chairman and chief executive officer from May 1990 until the Merger. He is chairman of the executive committee of WorldCorp, and prior to April 1997, he served as chairman of the board of directors of WorldCorp. From October 1987 until founding US Order, he served as chairman of the board of Arbor International, an investment management firm. From 1982 to 1987, he served as president and chief executive officer of the Magazine Publishers of America, an association representing the principal consumer publications in the United States. During the Ford Administration, Mr. Gorog served as deputy assistant to the President for Economic Affairs and Executive Director of the Council on International Economic Policy. Prior to that time, he founded and served as chief executive officer of DataCorp., which developed the Lexis and Nexis information systems for legal and media research. He also serves as a director of Home Financial Network, Inc.

      L. William Seidman, age 75, is the publisher of Bank Director magazine and chief commentator on CNBC-TV. He served on the board of US Order from 1995 until the Merger. Mr. Seidman served from 1985 to 1991 as the chairman of the Federal Deposit Insurance Corporation ("FDIC") and from 1989 to 1991 also served as the first Chairman of the Resolution Trust Corporation. Before joining the FDIC, Mr. Seidman served as Dean of the College of Business at Arizona State University. From 1977 to 1982 he was vice-chairman and chief financial officer of Phelps Dodge Corporation. Mr. Seidman has also served as managing partner of Seidman & Seidman, Certified Public Accountants (now BDO Seidman), and as Assistant to the President for Economic Affairs during the Ford Administration. Mr. Seidman presently serves as a director of FIserv, Inc., a data processing company.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1998

      T. Coleman Andrews, III, age 42, has served as a director of the Company since the Merger and was a director of US Order from 1990 until the Merger. He is chairman of WorldCorp, a position he has held since April 1997, and chairman of World Airways, a position he has held since 1986. From 1987 to April 1997, Mr. Andrews also served as chief executive officer of WorldCorp, and prior to 1996, he served as chief executive officer of World Airways. From 1978 through 1986, he was affiliated with Bain & Company, Inc., an international strategy consulting firm. At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of The Bain Capital Fund, a private venture capital partnership. Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the White House for the Ford Administration.

      Walter M. Fiederowicz, age 50, has been a director of the Company since the Merger. Mr. Fiederowicz was chairman of the board of directors of Colonial Data from August 1994 until March 1996, a director of Colonial Data from September 1989 until the Merger, and a director of Colonial Technologies Corp., a wholly-owned subsidiary of the Company, since 1985. Since April 1997, he has served as president and chief executive officer of WorldCorp. From 1979 to December 1988, Mr. Fiederowicz was a partner of the law firm of Cummings & Lockwood and served as counsel to that firm from December 1988 until September
1990. From January 1991 until July 1994, he held various positions, including chairman, and served as a director of Conning Corporation, the parent company of an investment firm. Mr. Fiederowicz was chairman and director of Covenant Mutual Insurance Company ("Covenant"), a property and casualty insurance company, from 1989 until March 1983, and was president and chief executive officer of Covenant from 1989 until December 1992. Covenant was placed in rehabilitation by the Insurance Commissioner of the State of Connecticut in 1993 and subsequently liquidated as a result of losses in connection with insurance claims relating to Hurricane Andrew. Mr. Fiederowicz is a director of Blau Marketing Technologies, Inc., a direct marketing firm, First Albany Corporation, an investment banking firm, and Photronics, Inc., a photomask manufacturer.

     Timothy R. Welles, age 37, has been an Executive Vice President, Consumer Telecommunications Division and director of the Company since the Merger. Mr. Welles served as Executive Vice President and Chief Operating Officer and a director of Colonial Data from March 1996 until the Merger. Prior to joining Colonial Data, Mr. Welles was Senior Vice President of First Albany Corporation, an investment banking firm, from January 1994 to March 1996, with responsibilities related primarily to corporate finance activities. Prior to joining First Albany, Mr. Welles held various positions, most recently as Managing Director, at Advest, Inc., an investment banking firm, from August 1989 to January 1994. Prior to joining Advest, Inc., Mr. Welles practiced securities and corporate law at Cahill Gordon & Reindel in its New York office.

DIRECTORS CONTINUING IN OFFICE IN THE CLASS OF 1999

     John C. Backus, Jr., age 38, has been President, Chief Operating Officer and director of the Company since the Merger. Prior to the Merger, he worked at US Order since its inception in 1990 and had served as President, Chief
Operating Officer and a director of US Order since 1994. Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including vice president of corporate development, vice president of finance, and vice president of sales and marketing at a WorldCorp subsidiary. Prior to joining WorldCorp, Mr. Backus worked for Bain & Company, Inc., a worldwide strategy consulting firm, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the board of directors of WorldCorp, Visa InterActive, and Home Financial Network, Inc.

     Patrick F. Graham, age 57, has served as a director of the Company since the Merger and was a director of US Order from 1993 until the Merger. He is a director of Bain & Company, Inc., a management consulting firm co-founded by Mr. Graham in 1973. In addition to his primary responsibilities with Bain clients, he has served as Bain's vice chairman and chief financial officer. Prior to founding Bain, Mr. Graham was a group vice president with the Boston Consulting Group. Mr. Graham currently serves as a director of WorldCorp and of Stericycle, Inc., a hospital services company.

     Robert J. Schock, age 55, has served as Chief Executive Officer and director of the Company since the Merger. Prior to the Merger, Mr. Schock served as President and Chief Executive Officer of Colonial Data since September 1989 and as President of Colonial Technologies Corp., a wholly-owned subsidiary of the Company, since 1981. From 1977 to 1980, Mr. Schock was director of national operations for ICOT Corporation, a telecommunications equipment manufacturer. From 1966 to 1977, Mr. Schock held a variety of positions with Xerox
Corporation, including product manager, regional sales operations manager and regional manager for microsystems.

BOARD OF DIRECTORS AND COMMITTEES

     After the Merger, the Company's Board of Directors held one regular meeting during fiscal year 1996. Each incumbent director except Wesley C. Tallman attended at least 75 percent of the meetings held during fiscal year 1996 by the Board and each committee of the Board of which he was a member. The Company's Board of Directors has a Compensation Committee and an Audit Committee.

     The Compensation Committee (consisting of Messrs. Andrews, Fiederowicz and Graham) reviews and recommends to the Board appropriate action with respect to the compensation of and benefits granted to officers and other key employees of the Company and administers the Company's 1996 Incentive Plan. The Compensation Committee held one meeting during the period from the Merger until the end of fiscal year 1996.

     The Audit Committee (consisting of Messrs. Andrews, Fiederowicz and Graham) nominates the Company's independent auditors, reviews with the Company's independent auditors matters relating to the scope and plan of the audit, the adequacy of internal controls, and the preparation of the Company's financial statements, reports and makes recommendations to the Board with respect thereto, and reviews related party transactions for conflicts of interest. The Audit Committee did not meet during the period from the Merger until the end of fiscal year 1996.

     The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

     Directors of the Company receive no compensation for attendance at Board meetings or meetings of Board committees. Directors who are not also executive officers of the Company or of an affiliate of the Company ("Non-Affiliate Directors") are reimbursed for usual and ordinary expenses of meeting attendance. Under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") each Non-Affiliate Director is offered options to purchase 6,000 shares of Common Stock following the Company's Annual Meeting of Stockholders. The exercise price for any option grants under the Directors' Plan will be the average closing price of the Common Stock during the 30 trading days immediately preceding the date of grant. Options granted under the Directors' Plan vest in 12 equal monthly installments during the Non-Affiliate Director's continued service on the Board. The option price may be paid in cash, by surrendering shares of Common Stock or by a combination of cash and Common Stock. All options expire ten years after their grant. Up to 200,000 shares of Common Stock may be issued under the Directors' Plan, subject to certain adjustments. The first grant of options under the Directors' Plan would be made to Non-Affiliate Directors immediately following the 1997 Annual Meeting. After termination of his employment relationship with the Company in 1996, Mr. Fiederowicz provided consulting services to the Company and Colonial Data in 1996 and received aggregate compensation for these consulting services in the amount of $56,148.

     As of December 31, 1996, there were no options granted under the Directors Plan. Prior to the Merger, directors of Colonial Data received compensation at a rate of $800 for each Board meeting attended and no other compensation was paid to Colonial Data directors with respect to Board committees or special assignments. Prior to the Merger, directors of US Order received no compensation for attendance at Board meetings or meetings of Board committees. The Directors of US Order who were not executive officers or affiliates of US Order were offered options pursuant to the US Order Non-Employee Directors' Stock Option Plan to purchase 15,000 shares of US Order common stock upon initial election to the US Order board of directors and additional options to purchase 7,500 shares of US Order common stock upon reelection to the US Order board of directors.


                            RATIFICATION OF AUDITORS
                                  (PROPOSAL 2)

     Action is to be taken at the Annual Meeting with respect to the ratification of independent auditors, who were selected by the Board of Directors, to audit the financial statements of the Company for fiscal year 1997. Unless otherwise directed therein, proxies received pursuant to this solicitation will be voted for the ratification of Deloitte & Touche LLP, who served as the Company's auditors for fiscal year 1996. Although the ratification of independent auditors is not required to be submitted to a vote of the stockholders, the Board of Directors believes that such ratification is a matter on which the stockholders should express their opinion. Deloitte & Touche LLP has advised the Company that no member of its firm has any direct or indirect material financial interest in the Company. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2


PREVIOUS ACCOUNTANTS

     KPMG Peat Marwick LLP was previously the principal accountants for US Order, which merged with and into InteliData, successor to US Order on November 7, 1996. On November 22, 1996, that firm's appointment as principal accountants was terminated and Deloitte & Touche LLP was engaged by the Company as principal accountants. On November 7, 1996, US Order and Colonial Data merged with and into the Company with the Company being the survivor. Prior to the mergers, Deloitte & Touche LLP had been engaged as the principal accountants for Colonial Data. The decision to engage Deloitte & Touche and dismiss Peat Marwick was approved by the management of the Company and was subsequently ratified by the Board of Directors of the Company and was based in part on the prior engagement of Deloitte & Touche LLP by Colonial Data.

     In connection with the audits of the three fiscal years ended December 31, 1995, and the subsequent interim period through November 22, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of disagreement.

     The audit reports of KPMG Peat Marwick LLP on the consolidated financial statements of US Order, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     Because (i) the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act until November 7, 1996, and (ii) each of its predecessors, US Order and Colonial Data, were reporting companies and have reported executive compensation information through the year ended December 31, 1995, the following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to the Company, its subsidiaries and predecessors for the years ended December 31, 1996, 1995 and 1994 of (a) the Company's Chief Executive Officer and (b) each of the four most highly compensated executive officers (other than the chief executive officer) of the Company (the "Named Executive Officers") whose aggregate cash compensation exceeded $100,000 for the fiscal year ended December 31, 1996.

                                                                                   Long-Term Compensation
                                                                           ---------------------------------------
                                                                                           Awards
                                          Annual Compensation              ---------------------------------------
                                  --------------------------------------   Restricted Stock  Securities Underlying     All Other
                                  Year  Salary($)  Bonus($)<F1> Other($)       Awards(#)          Options(#)        Compensation($)
                                  ----  ---------  -----------  --------   ----------------  ---------------------  ---------------

Robert J. Schock                  1996  200,000    350,000          --             --             100,000<F2>           19,991<F3>
   Chief Executive Officer        1995  150,000     98,075          --             --                  --                9,942
                                  1994  150,000     18,400          --             --                  --                7,947

William F. Gorog                  1996  250,000       --            --             --                  --                8,213<F4>
   Chairman                       1995  250,000     25,000          --             --                  --                   --
                                  1994  220,805       --            --             --                  --                   --

John C. Backus, Jr.               1996  250,000       --            --             --                  --                7,180<F4>
   President and Chief Operating  1995  250,000     25,000          --             --                  --                9,250<F5>
   Officer                        1994  190,192      4,000      875,000<F6>        --             850,000<F7><F8>           --

Timothy R. Welles <F9>            1996  129,166       --            --      487,500<F10><F2>       30,000<F2>              808<F3>
   Executive Vice President--     1995     --         --            --             --                  --                   --
   Consumer Telecommunications    1994     --         --            --             --                  --                   --

Joseph E. Smith <F11>             1996  194,423     11,250          --             --             110,000<F8>            1,421<F4>
   Executive Vice President--     1995     --         --            --             --                  --                   --
   Electronic Commerce            1994     --         --            --             --                  --                   --

                                               (Footnotes on the following page)

---------------------
<F1> Bonus awards are reported for the year earned but may have been paid in the subsequent year.

<F2> As a result of the Merger,  each outstanding  share of Colonial Data Common
     Stock was converted into one share of the Company's Common Stock, and outstanding options to purchase Colonial Data Common Stock were assumed by the Company.

<F3> All other  compensation  for Robert J. Schock and Timothy R. Welles  during fiscal 1996 includes the dollar value of premiums paid by the Company and Colonial Data with respect to term life insurance and/or disability insurance for their benefit in the amounts of $17,536 and $262 respectively, and $2,375 and $546 respectively, of matching contributions made under Colonial Data's 401(k) plan.

<F4> All other compensation for William F. Gorog, John C. Backus, Jr. and Joseph
     E. Smith during fiscal 1996 includes the dollar value of premiums paid by the Company and US Order with respect to term life insurance for their benefit.

<F5> Consists of premiums paid for life insurance  under the terms of the August
     1, 1994 Employment Agreement between Mr. Backus and the Company, whereby the Company agrees to maintain life insurance on Mr. Backus in the amount of $5 million during the term of the Agreement, naming his estate (or any person designated by Mr. Backus) as beneficiary.

<F6> As part of the August 1, 1994  purchase of US Order's bill pay  operations,
     Visa required that all US Order employees who became employees of Visa InterActive cancel their outstanding vested options to eliminate any potential conflicts of interest. As a result, US Order's shareholders and Board of Directors agreed to pay all active and full-time US Order employees (excluding William F. Gorog) an aggregate of $3.25 million for the cancellation of 675,334 of their outstanding and vested options with exercise prices ranging between $0.98 and $4.00. Of the $3.25 million, approximately $2.1 million was paid to US Order employees who became Visa InterActive employees as of August 1, 1994 and $1.1 million was paid to executive officers of the Company, including Mr. Backus.

<F7> Mr. Backus  received two separate  option grants in August 1994. Mr. Backus received options to purchase 250,000 shares of Common Stock at an exercise price of $7.13 per share which vest over a three-year period. Mr. Backus was also awarded options to purchase 600,000 shares of Common Stock at an exercise price of $7.13 per share which vest in May 2004, except that vesting can be accelerated based on increases in the value of such Common Stock pursuant to the execution of an employment agreement between the Company and Mr. Backus. Options for 500,000 shares have vested under the accelerated vesting provisions. See "--Employment Agreements."

                                     (Footnotes continued on the following page)

<F8> As a result of the Merger,  each outstanding share of US Order Common Stock was converted into one share of the Company's Common Stock and outstanding options to purchase US Order Common Stock were assumed by the Company.

<F9> Mr. Welles became an employee of Colonial Data on March 4, 1996.

<F10>Mr. Welles received two stock awards from Colonial Data on November 1, 1996 of 40,000 and 10,000 shares, respectively. The 40,000 share award was subject to the completion of the Merger and the shares are restricted from sale or transfer until December 31, 1997. The 10,000 share award was subject to the completion of the Merger and is subject to cancellation if Mr. Welles' employment with the Company terminates, other than due to death or total disability, prior to December 31, 1997, as to 5,000 shares and prior to December 31, 1998, as to 5,000 shares. The value of the 50,000 shares awarded as of December 31, 1996 was $362,500. Dividends are paid on all restricted shares to the same extent as any other shares of the Company's Common Stock.

<F11>Mr. Smith became an employee of US Order on March 4, 1996.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock option grants under the Company's 1996 Incentive Plan or under any stock plan of either US Order or Colonial Data, which were assumed by the Company pursuant to the Merger.

                                                                                                     Potential Realizable Value at
                                                                                                     Assumed Annual Rates of Stock
                                                                                                     Price Appreciation for Option
                                                                                                                 Term <F1>
                                                                                                     -----------------------------
                    Number of Securities          % of Total
                         Underlying              Options/SARs        Exercise or
                        Options/SARs         Granted to Employees     Base Price    Expiration
Name                     Granted(#)              in Fiscal Year         ($/Sh)         Date           5%($)                10%($)
----                --------------------     --------------------    -----------    ----------       -------             ---------

Robert J. Schock         100,000 <F2>                9.9                $8.875        11/5/06        558,143             1,414,446

William F. Gorog             --                       --                  --             --             --                   --

John C. Backus               --                       --                  --             --             --                   --

Timothy R. Welles         30,000 <F3>                3.0               $20.375         4/8/06        384,412               974,175

Joseph E. Smith           50,000 <F4>                5.0                $22.50         3/4/04        537,137             1,286,537
                          50,000 <F5>                5.0                $22.50         3/4/06        707,506             1,792,960
                          10,000 <F6>                1.0                 $9.00        11/6/04         42,970               102,922

                                               (Footnotes on the following page)

--------------------------
<F1> The actual value, if any, an employee may realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the rules of the SEC and therefore are not intended to forecast future appreciation, if any, of the Company's stock price.

<F2> Options  are  exercisable  as  follows:  one-third  on  December  1,  1997, one-third on November 5, 1998 and one-third on November 5, 1999.

<F3> Options are exercisable as follows:  one-third on April 8, 1997,  one-third on April 8, 1998 and one-third on April 8, 1999.

<F4> Options become exercisable in equal monthly  installments over sixty months from the March 4, 1996 grant date.

<F5> Options  become  exercisable on March 4, 2004;  however,  the exercise date will be accelerated with respect to increments of 10,000 shares each upon the achievement of any of five performance criteria by the Company or business units of the Company.

<F6> Options become exercisable in equal monthly  installments over sixty months from the November 6, 1996 grant date.

OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUE TABLE

      The following table sets forth information regarding the exercise of stock options and the unexercised stock options as of December 31, 1996 granted to the Chief Executive Officer and the Named Executive Officers under the Company's 1996 Incentive Plan or any stock plan of either US Order or Colonial Data, which were assumed by the Company pursuant to the Merger.

                                                               Number of Securities                Value of Unexercised
                                                              Underlying Unexercised                   In-the-Money
                                                                   Options/SARs                        Options/SARs
                                                              at December 31, 1996(#)           at December 31, 1996($)<F2>
                                                           ------------------------------       ---------------------------
                     Shares Acquired         Value
Name                 on Exercise (#)      Realized($)<F1>  Exercisable      Unexercisable       Exercisable   Unexercisable
----                 ---------------      --------------   -----------      -------------       -----------   -------------

Robert J. Schock          - 0 -                - 0 -          - 0 -             100,000             - 0 -         - 0 -
William F. Gorog          - 0 -                - 0 -         400,000             - 0 -            1,300,000       - 0 -
John C. Backus, Jr.       43,016              904,004        674,995            150,005             - 0 -         - 0 -
Timothy R. Welles         - 0 -                - 0 -          - 0 -              30,000             - 0 -         - 0 -
Joseph E. Smith           - 0 -                - 0 -          - 0 -             110,000             - 0 -         - 0 -

---------------------
<F1> Value based on last reported  sale price of the  Company's  common stock on the exercise date minus the exercise price.

<F2> Value based on last reported  sale price of the  Company's  common stock on
     December 31, 1996 (the last trading day of the year) on the Nasdaq National Market minus the exercise price. The last reported sale price at December 31, 1996 was $7.25 per share.

                        COMPENSATION COMMITTEE REPORT ON

                             EXECUTIVE COMPENSATION


     The Company's Compensation Committee (the "Committee") is comprised of outside directors whose role is to oversee the development and administration of the compensation and benefit programs for the Company's executive officers. The Committee also administers the Company's 1996 Incentive Plan. The Committee was formed following the Merger and held one meeting during the remainder of 1996. The compensation disclosed in this proxy statement for the Company's executive officers in 1996 was paid based on salary levels and bonus plans in effect at US Order or Colonial Data prior to the Merger. In the case of Mr. Schock, the Company's Chief Executive Officer, and Mr. Backus, the Company's President, the salary levels are set pursuant to employment agreements assumed by the Company at the time of the Merger. The employment agreements, which are described below, will continue to prescribe the base salaries and certain other benefits for Mr. Schock and Mr. Backus until these agreements are terminated or expire.

                      THE COMPENSATION COMMITTEE
                      --------------------------
                      T. Coleman Andrews, III
                      Walter M. Fiederowicz
                      Patrick F. Graham


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee are T. Coleman Andrews, III, Walter M. Fiederowicz and Patrick F. Graham.


EMPLOYMENT AGREEMENTS

     Pursuant to the Merger Agreement, the Company has assumed the obligations of the employment agreement between Colonial Data and Robert J. Schock (the "Schock Employment Agreement"). As used herein, the term "Company" refers to Colonial Data prior to the Merger and InteliData after the Merger. The Company entered into an employment agreement with Mr. Schock as of July 1, 1996, providing that Mr. Schock will serve as President and Chief Executive Officer of the Company until June 30, 1997, a term which automatically extends in one-year increments thereafter, unless terminated earlier. Mr. Schock is entitled to a base salary of $250,000 per year for the first year (subject to increase by the Company's Board), a bonus of up to 50% of his base salary, the right to participate in all of the other benefit plans that the Company provides to its executives and key management employees, disability and health insurance benefits, and certain other benefits, including a company car. The Company may terminate the Schock Employment Agreement upon Mr. Schock's death, disability or "for cause" (as defined) upon the affirmative vote of the majority of the Company's Board. If, within two years after a "Change of Control" (as defined in the Schock Employment Agreement) occurs, the Schock Employment Agreement is terminated by the Company, or by Mr. Schock for "Good Reason" (as defined in the Schock Employment Agreement), the Company will pay the remainder of Mr. Schock's compensation already accrued, a lump sum equal to three times his annual base salary, and the amount needed by Mr. Schock to purchase benefits equivalent to those previously provided by the Company for the three year period commencing as of his termination date. The Merger does not constitute a "Change of Control" for purposes of the Schock Employment Agreement. Mr. Schock may terminate the Schock Employment Agreement upon 30 days notice. In addition, if Mr. Schock should terminate the Schock Employment Agreement for "Good Reason," including a diminution of responsibilities, a reduction in base salary or a relocation of the Company's offices to a location more than 30 miles from New Milford, Connecticut, the Company will pay Mr. Schock the amount of his base salary and other compensation already accrued, pay his base salary until the earlier of three years or through June 30, 2000, permit continued use of his company vehicle for such period and continue to provide Mr. Schock with the option to participate in the Company's employee benefit plans.

     As part of the Schock Employment Agreement, should the Schock Employment Agreement be terminated under certain circumstances, such as termination by either the Company or Mr. Schock upon proper notice, Mr. Schock will have the option of entering into a consulting agreement with the Company. The consulting agreement would commence simultaneously with the termination of the Schock Employment Agreement and the election by Mr. Schock to enter into the consulting agreement and would remain in effect for three years or until June 30, 2000, whichever comes first, unless the consulting agreement is terminated earlier. During the time the consulting agreement is in effect, Mr. Schock would receive an annual consulting fee equal to the base salary he was receiving at the time the Schock Employment Agreement was terminated, and the Company would continue to provide certain benefits, such as disability and health insurance benefits.

     Pursuant to the Merger Agreement, the Company has assumed the obligations of the employment agreement between US Order and John C. Backus, Jr. providing that Mr. Backus will serve as President and Chief Operating Officer of US Order until July 31, 1997, a term which automatically extends until December 31, 1997 unless terminated earlier. As used herein, the term "Company" refers to US Order prior to the Merger and InteliData after the Merger. Mr. Backus is entitled to a base salary of $250,000 per year, a bonus of between 0 and 75% of his base salary based on his individual performance as well as that of the Company as determined by the Board of Directors, the right to participate in all bonus and incentive compensations plans or arrangements made available to other officers and directors and certain other benefits, including a $5 million life insurance policy. Mr. Backus is entitled to receive performance stock options in accordance with US Order's 1991 Stock Option Agreement (the "1991 Plan"). The Company may terminate the agreement upon Mr. Backus' death, disability or for cause (as defined) upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr.

Backus without cause, Mr. Backus is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Backus but unexercisable under the 1991 Plan shall become immediately exercisable for a period of one year. Mr. Backus may terminate the agreement upon 30 days notice under certain circumstances, including a diminution of responsibilities, a change of control (as defined) of the Company or a relocation of its executive offices outside of the Washington, D.C. area. Upon such termination by Mr. Backus, he is entitled to receive the remainder of his base salary and certain other compensation due under the Employment Agreement and all options granted but unexercisable shall become immediately exercisable for a period of one year. As part of his employment agreement, Mr. Backus has agreed to hold shares of the Company's Common Stock during the term of the agreement. Mr. Backus has agreed to hold 10,000, 15,000 or 20,000 shares of the Company's Common Stock upon the earlier of April 1, 1996, April 1, 1997 and April 1, 1998 or the exercise of 100,000, 200,000 or 300,000 options, respectively. Mr. Backus satisfied all of the holding requirements set forth in his Employment Agreement by acquiring 35,000 shares of Common Stock in 1995 and 1996.

     Pursuant to the Merger Agreement, the Company has assumed the obligation of the stock option agreement between US Order and Mr. Backus, whereby Mr. Backus was awarded options to purchase 600,000 shares of US Order Common Stock at an exercise price of $7.13 per share. The options for 600,000 shares will become exercisable on May 1, 2004; however, the exercise date will be accelerated with respect to increments of 100,000 shares if certain targets are achieved regarding the Company's stock price. Pursuant to this provision, Mr. Backus will be entitled to exercise options to purchase 100,000 shares of the Company's Common Stock, at the $7.13 exercise price, each time that the Company's Common Stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days. Thus, Mr. Backus will first be entitled to exercise options for 100,000 shares if the Company's Common Stock trades at or above $8.91 for twenty consecutive trading days. The same entitlement would arise for five additional blocks of 100,000 options, at the exercise price of $7.13 per share, if the Common Stock trades at or above $11.14, $13.93, $17.41, $21.76, and $27.20, for twenty trading days each (each of these trading prices is 25% above the price of the Company's Common Stock at the earlier tier). In the event that Mr. Backus is no longer employed in certain capacities by the Company or its affiliates, options that have not become exercisable by such time will not hereafter become exercisable, except that upon a termination without Cause or for Good Reason (as defined therein) the exercisability of the options shall accelerate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and beneficial owners of more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge based solely upon a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ending December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than 10% of the Company's common stock were complied with.


401(k) PLAN

     Pursuant to the Merger, the Company adopted Colonial Data's 401(k) Plan for the Company's employees in which executive officers are permitted to participate subject to any legal limitations on the amount that may be contributed. Subject to such limitations, the Company makes a matching contribution in cash equal to 25% of the employee's contribution up to a maximum of 6% of salary.


                                PERFORMANCE GRAPH

     The following graph compares the cumulative total returns from November 8, 1996 (when the Company's Common Stock commenced public trading) through December 31, 1996 for the Company, the Nasdaq Market Index and an index constructed from a peer group of companies in the telephone equipment, electronic commerce, or interactive services businesses. The peer group consists of Checkfree Corp., CIDCO, Inc., Comdial Corp., Edify Corp., Security First Network Bank, Smartserv Online, Inc., and Verifone, Inc.


Period Ending                                              11/8/96          11/29/96        12/31/96
                                                           -------          --------        --------

InteliData Technologies Corporation                         100.00             76.46           75.32
Peer Group                                                  100.00             94.56           89.46
Nasdaq Market Index                                         100.00            106.22          105.97

                              CERTAIN TRANSACTIONS

     Pursuant to an Agreement dated as of March 1, 1996, Colonial Data sold to Robert J. Schock, director, Chairman, President and Chief Executive Officer, all of the stock of a subsidiary which owned as its sole asset an airplane. The price paid by Mr. Schock for the shares of the subsidiary was $1,250,000, comprised of 48,780 shares of Colonial Data Common Stock valued at $20.50 per share, and $250,000 in cash. Colonial Data determined the value of the stock of the subsidiary based on an independent appraisal of the airplane prepared by Bell Aviation, Inc. Colonial Data acquired the airplane on January 12, 1995 for a purchase price of $960,000 and trade aircraft priced at $70,000. Since the sale of the subsidiary to Mr. Schock, the Company has continued to utilize the airplane for business purposes. Pursuant to a lease agreement with the corporation owned by Mr. Schock, the Company leases the airplane and pays rent to the lessor based on the number of flight hours and directly pays expenses relating to the Company's use and operation of the airplane. The Company paid $19,930 in 1996 to the corporation owned by Mr. Schock for the use of the airplane.

     Until September 13, 1996, Colonial Data leased its headquarters facility from Cee Associates Limited Partnership, a limited partnership in which Robert
J. Schock , a director of the Company, and two other individuals who were directors of Colonial Data (one of whom was previously a director of the Company), were limited partners and a subsidiary of Colonial Data was the general partner. The limited partners owned a 99% interest in the partnership. Colonial Data paid aggregate rent to the partnership from January 1, 1996 to September 13, 1996 in the amount of $98,000.

     In September, 1996, Colonial Data purchased the industrial development bonds (the "Bonds") in the outstanding principal amount of approximately $1,400,000 which were issued in connection with the financing of its headquarters facility, and acquired all of the limited partnership interests in the limited partnership whose sole asset is the headquarters facility for an aggregate consideration of $1,350,000. The Bonds were acquired from a company owned by Robert J. Schock and Walter M. Fiederowicz, each of whom is a director of the Company, and two former Colonial Data directors (one of whom was previously a director of the Company). In connection with the transaction, the Bonds were canceled and Colonial Data and its subsidiaries acquired ownership of all outstanding interests in the partnership. In connection with such transaction, before expenses, Robert J. Schock received $405,000, Walter M. Fiederowicz received $135,000, and a former Colonial Data director (who was previously a director of the Company) received $470,000, and the other former Colonial Data director received $340,000. Colonial Data determined the value of the Bonds and the partnership interests based on an independent appraisal of the headquarters facility prepared by Lexington Hunter Associates, LLC.

                                  OTHER MATTERS

     No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same according to their discretion and best judgment.

     To permit the meeting of stockholders to be conducted in an orderly manner, the Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of the meeting. The Bylaws also specify certain requirements pertaining to the form and substance of a stockholder's notice.


                            EXPENSES OF SOLICITATION

     The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to solicitation of proxies by mail, the officers, directors, and regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone, facsimile, telex or telegraph. No additional compensation will be received by any officer, director or employee of the Company in connection with any such proxy solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested by the Company to forward proxy soliciting material to beneficial owners of shares held of record by them and, upon request, the Company may reimburse them for reasonable out-of-pocket expenses incurred in doing so.


                              STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 1998 Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for the 1998 Annual Meeting of Stockholders, stockholder proposals must be received at the Company's headquarters, attention of the Secretary, 13100 Worldgate Drive, Suite 600, Herndon, Virginia 20170 no later than December 19, 1997 and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

                                    By Order of the Board of Directors,



                                    Albert N. Wergley
                                    Secretary

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                       INTELIDATA TECHNOLOGIES CORPORATION

                                  May 21, 1997


1.       To elect two Class I directors to the Board of Directors

         ___ FOR all nominees         ___ WITHHOLD authority for all nominee(s)

         Nominees:         William F. Gorog
                           L. William Siedman

         (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the person's name below)

         ---------------------------------------------

2.       Ratification of Deloitte & Touche, LLP as Independent Accountants

         ___ FOR            ___ AGAINST             ___ ABSTAIN

Signature _________________  Date ___________________________ Date _____________
                             SIGNATURE IF SHARES HELD JOINTLY

Instruction:      Please sign exactly as your name appears  hereon.  When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       INTELIDATA TECHNOLOGIES CORPORATION
               Proxy Solicited on Behalf of the Board of Directors
              for the Annual Meeting of Stockholders, May 21, 1997

         The undersigned hereby appoints William F. Gorog, John C. Backus, Jr. and Albert N. Wergley, as proxies, each with the power to appoint his substitute and hereby authorizes such person acting individually, to represent and to vote, as specified on the reverse side hereof, all of the shares of common stock of InteliData Technologies Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 1997 and at any postponement or adjournment thereof; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING STOCKHOLDER ON THE REVERSE SIDE HEREOF. UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REFERSE SIDE HEREOF, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR AND "FOR" PROPOSAL 2.

                         (To Be Signed on Reverse Side.)